Exhibit 99.1


       ViewCast Corporation Announces Profitable Fourth Quarter and Improved Fiscal 2006 Financial Results

    OEM Agreement Stimulates Product Demand; Year-Over-Year Niagara
          Sales Up 95 Percent for 2006 and 85 Percent for Q4


    PLANO, Texas--(BUSINESS WIRE)--April 2, 2007--ViewCast Corporation (OTCBB: VCST), a developer of video and audio encoding products enabling dynamic content delivery, announced a dramatic increase in sales revenue and reported net income for the fourth quarter 2006. For the twelve-months ended Dec. 31, 2006, Niagara system sales surged 95 percent as ViewCast moves toward profitability.

    Fourth Quarter Financial Results

    Total revenues from continuing operations for the fourth quarter of 2006 were $4.24 million, an increase of 30 percent over the $3.27 million reported in the fourth quarter of 2005.

    "Niagara(R) Streaming/Encoding Systems and Osprey(R) Video capture cards sales grew throughout 2006, and given market demand, we expect this trend to continue through 2007 and beyond," said Dave Stoner, president and chief operating officer of ViewCast Corporation. "Total sales increased during the fourth quarter 2006, compared to the same quarter in 2005, with Niagara product sales rising 85 percent during the period. As customers realize the range of applications and the full capability of ViewCast equipment, we expect our market share to continue to expand. As a result, ViewCast is actively pursuing business opportunities with valued added resellers and OEM customers."

    Total operating expenses from continuing operations for the fourth quarter of 2006 were $2.0 million, a slight 2 percent increase above the $2.0 million reported in the fourth quarter of 2005. The net operating income from continuing operations for the fourth quarter of 2006 was $320,359 compared to an operating loss of ($170,480) in the fourth quarter of 2005.

    Net income from continuing and discontinued operations was $141,177 in the fourth quarter 2006 compared to a net loss of ($945,960) in the fourth quarter of 2005. The net income (loss) per share for the fourth quarter of 2006 was $0.00 per share, compared to a net loss of ($0.05) per share, in the fourth quarter of 2005.

    Fourth quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) income was $461,719, compared with an EDITDA loss of ($68,583) reported in the fourth quarter of 2005. The company considers EDITDA to be an important measure of performance because it reflects one of the capital resources available to the company's operations that may be used to evaluate the actual performance of the company.

    Fourth Quarter Business Highlights

    OEM Agreement - During the fourth quarter, ViewCast signed a one-year renewable original equipment manufacturing (OEM) agreement with the worldwide leader in Internet networking. Initially, the terms of the agreement call for ViewCast to supply Niagara(R) GoStream and Niagara PowerStream Pro products to be re-branded and integrated into the OEM's digital medial solution. The first order was shipped in November.

    Debt Conversion - While working to achieve profitability, ViewCast also accomplished another important milestone during the fourth quarter. In December, the company announced that H.T. (Horace) Ardinger, former chairman of the board and a principal shareholder of ViewCast, along with the Ardinger Family Partnership, Ltd. agreed to convert $9.2 million in outstanding debt. The results of the debt conversion strengthened the balance sheet substantially, and reduced the amount of interest expense payable each quarter. In addition, Mr. Ardinger and ViewCast entered into an amended and restated loan and security agreement which will be due Dec. 31, 2009 for the remaining $1.25 million primary principal and $3.89 million of accrued interest.

    Fiscal Year 2006 Results

    Total revenues from continuing operations for the fiscal year ended Dec. 31, 2006 were $14.0 million, up 21 percent from revenues of $11.6 million reported for the same period in 2005. As demand for ViewCast products grew in 2006, sales from the Niagara product line rose a significant 95 percent due in part to the OEM agreement signed in November 2006.

    Total operating expenses from continuing operations for fiscal year 2006 were $8.5 million, up about 8 percent from $7.9 million at year-end 2005. The modest increase in operating expenses related primarily to increased finance and administration expenses in addition to higher sales and marketing costs for the introduction of the Niagara PowerStream Pro and other new products scheduled for release in 2007. During the past year, ViewCast management has worked to balance the need to generate new business while keeping sales and marketing expenses to a manageable level. Accordingly, operating loss from continuing operations for the fiscal year 2006 was ($847,463), an improvement over the operating loss of ($1.3) million in 2005.

    Net loss from continuing and discontinued operations for the twelve months of 2006 was ($1.75) million, or ($0.10) per share, compared to a net loss of ($3.06) million or ($0.16) per share in 2005. The significant 43 percent decrease in net loss was primarily due to increased sales, increased gross profit, and decreased development and manufacturing expenses that were offset by increased selling, support and administrative expense. In addition, the 2005 net loss included a loss from the discontinued operations of $341,751 and a charge for debt conversion expense of $485,798 with no similar expenses in 2006.

    The EBITDA loss for the fiscal year of 2006 was ($509,032) compared to an EBITDA loss of ($303,668) in 2005.

    "We are pleased that sales of our Niagara encoding systems virtually doubled during 2006," said George Platt, chief executive officer of ViewCast Corporation. "Together, sales from the Niagara and Osprey product lines increased 21 percent in the past year." "When increased revenue due to high product demand is combined with the debt conversion action ViewCast has taken to strengthen the company's balance sheet, our goal to generate profits is in reach." noted Laurie Latham, chief financial officer and senior vice president finance & administration of ViewCast.

    2006 Business Highlights

    ITVN Selects ViewCast's Digital Card - On September 26, ViewCast announced that the world leader in interactive television, Interactive Television Networks, Inc. (ITVN), selected the Osprey(R) Video capture cards to stream on-demand Internet Protocol Television (IPTV) content to ITVN subscribers. Osprey cards will be used to ingest, preprocess, and stream programmed content for subscription-based channels - Setanta, LacrosseTV and MavTV. As the industry standard in narrowband and broadband IP video streaming, Osprey video cards combine media capture capabilities with video preprocessing to deliver high-quality video for mission-critical networked streaming applications demanding 24/7 operation for broadcasters.

    Osprey-530 Video Capture Card - During the third quarter, ViewCast Corporation launched the Osprey-530 digital video capture card, the newest addition to the company's Osprey Studio Series. The card offers a combination of digital and analog inputs for live and on-demand video streaming, and interfaces with high-end broadcast gear. Giving broadcast professionals the ability to easily capture and convert both analog and digital video into streaming content, Osprey-530 was developed for customers and resellers that wanted a lower-cost - but equally feature-rich and reliable option to other Osprey video card products.

    National Association of Broadcasters ('NAB') Trade Show in April 2006 - ViewCast product introductions included the most advanced ViewCast product to date, the Niagara(R) GoStream(TM), which is a single-channel, portable streaming media encoder appliance designed for ease of use by streaming experts or novices. The compact unit can be used in a rack shelf in an indoor environment or quickly converted for outdoor, on-location events for live Web casting. Focusing on the creation and presentation of video and audio on the Internet with single-button operation, the EZStream(R) event buttons allows users to load pre-defined encoding profiles for a specific event and simply press the record button to begin a streaming session. Featuring EASE(TM) control menu, the user can easily encode audio and video content, access the system's health status, setup the unit's network connections, and even export video content to video storage devices including the Apple Video iPod(R) and Creative Zen Vision(R) media portable media players.

    Upcoming 2007 Events - visit ViewCast at the following industry shows:

    Booth #N2131 at NAB Trade Show, April 14 - 19 -- Las Vegas

    Booth #212 at Streaming Media East Show, May 14-16 -- New York
City

    Booth #7.910 at IBC Trade Show, September 9-11 -- Amsterdam

    About ViewCast Corporation

    ViewCast develops video and audio communication products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers featuring Niagara SCX encoder management software. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets.

    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt, Laurie Latham or Dave Stoner, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflects the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause the actual results to differ materially include, without limitation: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents; avoid infringing upon third parties' patents. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. All subsequent written and oral forward-looking statements attributable to ViewCast or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. ViewCast does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    ViewCast, Osprey, Niagara, Niagara SCX 5.0, GoStream and EZStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks are property of their respective holders.



                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                             (Unaudited)
              (In thousands - except per share amounts)

                                     Three Months     Twelve Months
                                          Ended            Ended
                                        Dec. 31,         Dec. 31,
                                    ---------------- -----------------
                                       2005    2006     2005     2006
                                    -------- ------- -------- --------

Net sales                            $3,268  $4,240  $11,559  $13,981

Cost of sales                         1,464   1,904    4,865    6,281
                                    -------- ------- -------- --------

Gross profit                          1,804   2,336    6,694    7,770

Total operating expenses              1,975   2,016    7,945    8,547
                                    -------- ------- -------- --------

Operating income (loss)                (171)    320   (1,251)    (847)

Total other expense                    (263)   (179)  (1,435)    (904)
                                    -------- ------- -------- --------

Income (loss) from continuing
 operations                           $(434)   $141  $(2,686) $(1,751)

Loss from discontinued operations      (484)     --     (342)      --

Income tax expense                      (28)     --      (28)      --
                                    -------- ------- -------- --------

Net income (loss)                     $(946)   $141  $(3,056) $(1,751)
                                    ======== ======= ======== ========

Preferred dividends                    (206)   (206)    (819)    (819)
                                    -------- ------- -------- --------

Net income (loss) applicable to
common stockholders                 $(1,152)   $(65) $(3,875) $(2,570)
                                    ======== ======= ======== ========

Net income (loss) per common share:
  from continuing operations         $(0.04)    $--   $(0.14)  $(0.10)
  from discontinued operations           --      --    (0.02)      --
                                    -------- ------- -------- --------
Basic and diluted                    $(0.04)    $--   $(0.16)  $(0.10)
                                    ======== ======= ======== ========

Weighted Average number of
common shares outstanding:           25,628  25,628   24,965   25,793


           RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                             (Unaudited)
              (In thousands - except per share amounts)

                                        Three Months  Twelve Months
                                            Ended          Ended
                                          Dec. 31,       Dec. 31,
                                        ------------ -----------------
                                         2005  2006     2005     2006
                                        ------ -------------- --------
From continuing and discontinued
 operations:

Net Income (loss)                       $(946) $141  $(3,056) $(1,751)

Depreciation and amortization             126   141      790      338

Total other and income tax expense        751   179    1,962      904
                                        ------ ----- -------- --------

EBITDA                                   $(69) $461    $(304)   $(509)
                                        ====== ===== ======== ========



    CONTACT: ViewCast Corporation
             Wendy Moore, 972-488-7200
             wendym@viewcast.com
             Fax: 972-488-7199
             or
             PR Agency Contact:
             Wall Street Communications
             David Netz, 303-329-0359
             dave@wallstreetcom.tv
             or
             Investor Contact:
             Michael A. Burns & Associates
             Virginia Stuart, 214-521-8596
             Director of Investor Relations
             vstuart@mbapr.com